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                                                                                                          EXHIBIT 12.1



                       Statement Regarding Computation of Ratio of Earnings to Fixed Charges


                                                                                                Six Months Ended
                                                Fiscal Years ended June                              December
                               ------------------------------------------------------------    -------------------
                                    1998        1999        2000        2001          2002        2001        2002

HISTORICAL
Registrant's pretax
   income from
   continuing
   operations                      18,384      12,496       13,783       4,481       5,974       7,359        7,139

Interest, including
   amortization of
   capitalized debt
   expenses                        19,217      18,590       17,661      16,661      15,747       8,080        7,309

Estimate of interest
   expense within rental
   expense (33.3%)                    138         242          220         199         242         139          133

                               ---------------------------------------------------------------------------------------
Total fixed charges                19,355      18,832       17,881      16,860      15,989       8,219        7,442
                               ---------------------------------------------------------------------------------------

Total earnings and fixed
   charges                         37,739      31,328       31,664      21,341      21,963      15,578       14,581


Total fixed charges                19,355      18,832       17,881      16,860      15,989       8,219        7,442


Ratio                                 1.9         1.7          1.8         1.3         1.4         1.9          2.0

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